SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 7, 2003

LYONDELL CHEMICAL COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-10145	95-4160558
(Commission File Number)	(I.R.S. Employer Identification No.)

1221 McKinney Street, Suite 700, Houston, Texas	77010
(Address of principal executive offices)	(Zip Code)

(713) 652-7200

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 9.    Regulation FD Disclosure.

Lyondell Chemical Company (Lyondell) hereby furnishes the information set forth below:

Third Quarter 2003 Results of Operations and Financial Condition

Third Quarter 2003 Results of Operations

Lyondell expects a third quarter 2003 net loss of $0.25 to $0.35 per share compared to the second quarter 2003 net loss of $0.43 per share and the third quarter 2002 net loss of $0.02 per share. Compared to the second quarter 2003, the expected third quarter 2003 improvement primarily reflects higher sales volumes and margins for propylene oxide and its derivatives together with higher methyl tertiary butyl ether (MTBE) margins. Sales volumes for propylene oxide and its derivatives were approximately 10% to 15% higher than in the second quarter 2003. Margins in the third quarter benefited from lower propylene raw material prices, while sales prices remained relatively stable. At Equistar Chemicals, LP (Equistar), sales volumes were 15% to 20% higher than in the second quarter 2003, but the benefit was generally offset by lower product margins in the third quarter 2003. At LYONDELL-CITGO Refining LP (LCR), the amount of Venezuelan crude oil processed in the third quarter 2003 under the crude supply agreement (CSA) with PDVSA Petroleo, S.A. averaged 230,000 barrels per day compared to 246,000 barrels per day in the second quarter 2003. LCR’s total crude processing rate in the third quarter 2003 averaged 265,000 barrels per day compared to 274,000 barrels per day in the second quarter 2003. Lyondell’s income from its equity investments in Equistar and LCR in the third quarter 2003 is expected to show modest improvement compared to the second quarter 2003.

The expected increase in the net loss in the third quarter 2003 compared to the third quarter 2002 is primarily due to lower product margins at Equistar, lower toluene diisocyanate margins and the expiration at the end of 2002 of a favorable MTBE contract with BP at Lyondell. Lyondell expects a third quarter 2003 pretax loss from its equity investment in Equistar, compared to pretax equity income of $11 million in the third quarter 2002, as higher raw material costs, continuing weak demand and excess capacity have combined to reduce industry product margins. Lyondell expects its pretax equity income from its equity investment in LCR in the third quarter 2003 to increase compared to pretax equity income of $32 million in the third quarter 2002, as crude oil processed under the CSA increased from an average of 212,000 barrels per day in the third quarter 2002 to an average of 230,000 barrels per day in the third quarter 2003.

Cash Balances and Revolver Borrowings as of September 30, 2003

As of September 30, 2003, Lyondell’s cash and cash equivalents totaled approximately $390 million and there were no borrowings outstanding under Lyondell’s $350 million revolving credit facility. At June 30, 2003, cash, cash equivalents and other short-term investments totaled $327 million and there were no borrowings outstanding under Lyondell’s revolving credit facility. The September 30, 2003 cash position reflects, among other things, Lyondell’s continued focus on cash conservation efforts, such as limiting capital expenditures and controlling operating costs. Net cash distributions to Lyondell from LCR were $55 million in the third quarter 2003 compared to $68 million in the second quarter 2003.

As of September 30, 2003, Equistar’s cash and cash equivalents totaled approximately $125 million and approximately $29 million of borrowings were outstanding under Equistar’s $354 million revolving credit facility. Equistar’s cash and cash equivalents as of June 30, 2003 totaled $143 million and there were no borrowings outstanding under Equistar’s revolving credit facility.

Debt Compliance and Ratings Triggers

Debt Compliance

Lyondell believes that Lyondell and Equistar were in compliance with all covenants under their respective debt agreements as of September 30, 2003. Lyondell’s and Equistar’s credit facilities and indentures contain covenants that restrict their ability to take certain actions and their credit facilities require them to maintain specified financial ratios and satisfy certain other financial condition tests. The breach of these covenants would permit the lenders to declare the loans immediately payable and would permit the lenders under their respective credit facilities to terminate future lending commitments. Lyondell’s and Equistar’s ability to comply with their respective financial ratio requirements, which become increasingly restrictive over time, will be dependent upon significantly improved results of operations in 2004 and thereafter as compared to the first half of 2003.

Ratings Triggers

Standard & Poor’s (“S&P”) currently rates Lyondell’s senior secured debt as BB- and Equistar’s senior unsecured debt as BB-. Moody’s Investors Service (“Moody’s”) currently rates Lyondell’s senior secured debt as Ba3 and Equistar’s senior unsecured debt as B1. On September 22, 2003, Moody’s placed the ratings of Lyondell and Equistar under review for possible downgrade citing their concern about the pace at which Lyondell will be able to reduce debt over the 2004-2005 time frame given continuing demand weakness and excess capacity in key markets. Although Lyondell believes that the rating agencies will view Lyondell’s announced common stock offering positively, one or more of the rating agencies may nevertheless reduce Lyondell’s and/or Equistar’s debt ratings. A reduction of Lyondell’s debt rating by S&P or by Moody’s would permit the counterparty to Lyondell’s receivables sales agreement to terminate that agreement (which currently provides for the sale of up to $85 million of domestic accounts receivable). A reduction of Equistar’s debt rating to B+ by S&P or to B3 by Moody’s would permit the counterparty to terminate Equistar’s $100 million receivables sales agreement. Any reduction by either agency also would permit the counterparty to terminate Equistar’s $102 million railcar lease. Although Lyondell can give no assurances, Lyondell expects Lyondell and Equistar to successfully re-negotiate or restructure their respective facilities.

Item 12.    Results of Operations and Financial Condition.

The statements furnished under Item 9 of this Current Report on Form 8-K contain information regarding the registrant’s results of operations and financial condition for the quarterly period ended September 30, 2003 and are hereby incorporated by reference into this Item 12.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LYONDELL CHEMICAL COMPANY

By:	/s/ Kerry A. Galvin

Name:	Kerry A. Galvin
Title:	Senior Vice President, General Counsel & Secretary

Date: October 7, 2003